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                                                              EXHIBIT 11

                                         STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                   AS OF SEPTEMBER 30, 2002 AND 2001

                                                                    Three Month Period                 Six Month Period
                                                                    ------------------                 ----------------

                                                                 2002             2001              2002             2001 (1)
                                                                 ----             ----              ----             ----
Net Earnings (in thousands)                                        $270              $49              $510             $123

  Basic earnings per share:
    Weighted average shares outstanding                         859,625          859,625           859,625          859,625

    Less unearned employee stock ownership plan shares          (26,448)         (33,462)          (27,308)         (34,368)

    Less shares repurchased                                    (341,212)        (322,831)         (340,156)        (317,055)

    Average option shares granted                                     0                0                 0                0

    Less assumed purchase of shares using treasury method             0                0                 0                0
                                                                      -                -                 -                -

  Common and common equivalent shares outstanding               491,965          503,332           492,161          508,202
                                                                =======          =======           =======          =======

  Earnings per common share - basic                               $0.55            $0.10             $1.04            $0.24
                                                                  -----            -----             -----            -----

  Diluted earnings per share:
    Weighted average shares outstanding                         859,625         859,625            859,625          859,625

    Less unearned employee stock ownership plan shares          (26,448)        (33,462)           (27,308)         (34,368)

    Less shares repurchased                                    (341,212)        (322,831)         (340,156)        (317,055)

    Average option shares granted  (2)                           87,688           70,151            87,688           70,151

    Less assumed purchase of shares using treasury method       (87,688)         (70,151)          (87,688)         (70,151)
                                                                -------          -------           -------          -------

  Common and common equivalent shares outstanding               491,965          503,332           492,161          508,202
                                                                =======          =======           =======          =======

  Earnings per common share - diluted                             $0.55            $0.10             $1.04            $0.24
                                                                  -----            -----             -----            -----
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(1) See Note 3 for Earnings per Share
(2) Option price exceeds market price



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